UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

February 28, 2006

Date of Report

Treaty Oak Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of

incorporation or organization)

20-0413144

(I.R.S. Employer Identification Number)

101 Westlake Drive, Austin, Texas

(Address of Principal Executive Offices)

78746

(Zip Code)

(512) 617-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Resignation of Principal Executive Officer, Election of New Officers and Election of New Director

On February 28, 2006 the Company’s Board of Directors announced the following:

Election of Terry W. Hamann to the position of Chairman Emeritus following his resignation as the Company’s Chairman of the Board of Directors, Chief Executive Officer and President.  Mr. Hamann had served in these capacities since the Company’s inception.  He will continue to serve on the Company’s Board of Directors.

Charles T. Meeks was elected Chairman of the Company’s Board of Directors.  Mr. Meeks, who was already serving as a director of the Company and as the Chairman of the Board of the Company’s principal subsidiary, Treaty Oak Bank, has 50 years of experience in the banking industry.

Jeffrey L. Nash was elected to the offices of Chief Executive Officer and President of the Company.  Mr. Nash has served as Chief Financial Officer and as a director of the Company as well as President and CEO of the Company’s principal subsidiary, Treaty Oak Bank, since March, 2004.  Mr. Nash was President and led the turnaround of Addressing Your Needs, Inc. from 1999 to January 2003.  He was also an independent corporate consultant from June 2002 to January 2003.

The election of Elias F. “Lee” Urbina as a member of the Company’s Board of Directors.  Mr. Urbina, President of Urbina & Co. Certified Public Accountants of Austin, Texas, will serve on the Company’s Audit Committee.  Mr. Urbina was not selected pursuant to any arrangement or understanding between him and any other person, other than the Board of Directors acting in its capacity as such.

All changes and elections were effective as of February 28, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREATY OAK BANCORP, INC.

By:	/s/ Jeffrey L. Nash
Jeffrey L. Nash
President and Chief Executive Officer

Dated: March 3, 2006